                                                                    EXHIBIT 10.7

DATED                                                       18/3/1997




                         CiT CARDS (AUSTRALIA) LIMITED


                                  JOHN WEIHEN







                               DEED OF EMPLOYMENT



                                 MINTER ELLISON
                                    Lawyers
                            Minter Ellison Building
                                44 Martin Place
                                SYDNEY NSW 2000
                                 DX 117 Sydney
                            Telephone (02) 9210 4444
                            Facsimile (02) 9235 2711
                                  Ref: ATM:MAP












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
CONFIDENTIAL

                               DEED OF EMPLOYMENT

DEED dated 18 March 1997

BETWEEN    CiT CARDS (AUSTRALIA) LIMITED ACN 072 773 052 of 152 - 162
Riley Street, East Sydney, New South Wales ('EMPLOYER')

AND        JOHN WEIHEN of 17 Bayswater Road, Lindfield, New South Wales 2070
('EMPLOYEE')

RECITALS
A.   The Employee is currently employed by the Employer.

B. The Employer's parent company, Card Technologies Australia Limited (ACN 057 883 333) ("CTA") is taking steps to offer shares in CTA to the public and listing as a public company on the Australian Stock Exchange.

C. The Employer and Employee wish to record the terms on which the Employee will continue to be employed by the Employer in the capacity set out in clause 3 of this Deed, which will replace the terms of the Employees current employment.

AGREEMENT

1.   Definitions

'Effective Date' means the 1 November 1996

'Intellectual Property Rights' means all intellectual property rights including without limitation:

(a) patents, copyright, rights in circuit layouts, registered designs, trademarks and the right to have confidential information kept confidential; and

(b)  any application or right to apply for registration of any of those rights.

'Forecast Net Profit' means for the 1997 financial year a loss of $1.0 million and for the 1998 financial year a profit of $2.0 million in CTA

'Options' means options over unissued shares in the capital of CTA to be granted on the terms set out in SCHEDULE 2 and SCHEDULE 3.

'Total Remuneration' means the salary and benefits due under CLAUSE 4.1 from time to time.

2.   Appointment

2.1 The Employee has been employed by the Employer since October 1994 (and Employee benefits have accrued since that date) and will continue to be employed under this contract.


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CONFIDENTIAL

2.2 The Employer hereby confirms that the Employee is currently employed as Director of Operations for the Company and that this Employment Contract will commence on the Effective Date and, unless terminated sooner under CLAUSE 11, or extended under clause 9, will conclude on 30 June 1999.

3.   Duties and Responsibilities

3.1 The Employee shall be employed as Director of Operations or other position of equal or like status to be performed from the Sydney office and the Employee will be provided with the appropriate office, support staff and facilities to enable his responsibilities to be performed and the Employee shall be and agrees to be responsible and accountable to the Managing Director.

3.2 Any alteration or modification to the duties and responsibilities of the Employee after the Effective Date shall be by mutual agreement of the parties hereto.

3.3 The Employee must discharge faithfully and to the best of his knowledge, skill, and ability the duties and responsibilities referred to herein in the best interests of the Employer, within normal and reasonable business hours.

3.4 The Employee may engage in other business or accept other employment or directorships provided that:

(a) the Employee informs the Employer of the business or employment immediately upon the engagement in the business, or commencement of employment,

(b) the business or employment in the reasonable opinion of the Managing Director is not related to the mandate of the Employer or any member of the Employer unless the Managing Director has given his prior approval, and

(c) the business or employment in the reasonable opinion of the Managing Director does not interfere with the discharge of the Employees duties and responsibilities under this agreement.

3.5  The employee may hold shares in other public and private companies.

3.6 The parties agree that, in order to better represent the interests of the Employer and its members, the Employee should be an active member of selected service, commercial, governmental, and advocacy organisations approved by the Managing Director, in which case(s) the Employer will provide release time and will cover expenses for membership and other participation fees and for costs associated with attendance, according to such terms as it may decide.

4.   Salary

4.1  The Employer must remunerate the Employee in accordance with SCHEDULE 1.

4.2 On each anniversary of the Effective Date, the Employee's Total Remuneration will be reviewed and increased by a percentage amount not less than the percentage increase in the All Groups Consumer Price Index for Sydney ('CPI') as published by the Australian Bureau of Statistics for the 12-month period preceding the anniversary of the Effective Date.


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CONFIDENTIAL

4.3 In addition to the Employee's Total Remuneration, the Employer must grant to the Employee Options in accordance with SCHEDULE 2 AND SCHEDULE 3.

4.4 An increase in salary, once confirmed by the Managing Director, may not be rescinded or revoked in whole or in part.

4.5 The Employee's Total Remuneration includes contributions made by the Employer for the Employee into a superannuation fund agreed between the parties or, if there is no agreement, into a superannuation fund nominated by the Employer, on account of the minimum level of superannuation contributions which the Employer must make for the Employee for the purposes of the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992 (collectively 'SGC LEGISLATION') as amended from time to time ('CONTRIBUTIONS'). If there is any increase in the minimum level of superannuation contributions which the Employer must make for the purposes of the SGC Legislation, the Employee's Total Remuneration will be increased by the amount of the additional superannuation levy payment. Upon the commencement of this Contract, the Employee must do everything necessary for the Employer to make the contributions.

4.6 Within the Employee's Total Remuneration, the Employee has the option to contribute further amounts to superannuation and/or term life cover.

4.7 The parties agree that any further salary increases shall be on the basis of merit as measured by the Managing Director's periodic performance appraisal of the Employee, and shall be within the percentage range offered to other employees of the company.

5.   Benefits and Complementary Activities

5.1 The Employer must pay the Employee's membership and subscription fees in professional and commercial organisations relevant to the Employers business approved by the Managing Director.

5.2 The Employer, recognising the value to the Employer of the Employee's participation in professional and commercial organisations, courses, conferences and meetings, encourages his participation in the same, and will pay fees, including membership and subscription fees, and other costs associated with membership and attendance. The Employer expects the Employee to attend national and/or international conferences and will provide funding in its annual budget for this.

6.   Leave

     The Employer must grant the Employee an annual paid vacation of twenty work days, with such leave to be taken at a time mutually agreed that does not inconvenience the Employer or restrict the Employee in discharge of the Employee's duties and responsibilities.

7.   Expenses and Allowances

7.1 The Employer must reimburse the Employee for travel, entertainment and any other necessarily incurred expenses, including the cost of transportation, parking, tolls and taxes, food and lodging incurred in performing any of the duties and responsibilities expected of the Employee.


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CONFIDENTIAL

7.2 Where the Employee uses his own car for company business, costs will be reimbursed on a kilometre allowance basis in accordance with the recommended scale published from time to time by the Australian Tax Office.

7.3 The Employer must provide parking and must pay for the costs of telephone calls relevant to the Employers business or reimburse the Employee for the amount expended on parking and telephones.

8.      Illness Or Injury

8.1     Subject to clause 8.2:

(a) the Employer must grant the Employee up to 8 days paid sick leave each year if the Employee is unable to perform the Employee's duties due to illness or injury; and

(b) untaken sick leave will accumulate from year to year to a maximum of 32 days.

8.2 Before granting paid sick leave, where the leave exceeds three days, the Employer may require the Employee to provide to the Employer a certificate signed by a medical practitioner confirming the illness and injury.

9.      Renewal

9.1     This Agreement expires on 30 June 1999 unless:

(a) the parties agree that it is to be renewed for a further two years, in which case this Agreement shall be renewed for a further two years, on terms to be agreed; or

(b)     it is terminated sooner in accordance with the terms of this Agreement;
        or

(c) the parties have failed to agree on the terms of renewal on or prior to 31 March 1999.

10.     Assignment of Intellectual Property

10.1    The Employee:

(a) presently assigns to the Employer all existing and future Intellectual Property Rights in all inventions, models, designs, drawings, plans, software, reports, proposals and other materials created or generated by the Employee (whether alone or with the Employer, its other employees or contractors) for use by the Employer; and

(b) acknowledges that by virtue of this clause all such existing rights are vested in the Employer and, on their creation, all such future rights will vest in the Employer.

10.2 The Employee must do all things reasonably requested by the Employer to enable the Employer to assure further the rights assigned under clause 10.1

11.     Termination


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CONFIDENTIAL

11.1 The Employer may terminate this agreement at any time for just cause without notice to the Employee, or upon thirty days written notice by the Managing Director to the Employee, if the Employee:

(a)   is charged with a criminal offence, excluding a traffic offence; or

(b)   breaches the Confidentiality Agreement; or

(c) in the unanimous opinion of the Board, the Employee has committed an act of serious misconduct of a dishonest or fraudulent nature; or

(d) breaches any material provision of this Agreement and fails to rectify such breach within 30 days of being required to do so in writing; or

(e)   becomes unable to pay the Employee's debts as they became due; or

(f)   through illness is unable to return to duties within three months; or

(g) is an "injured employee" as defined in section 91(1) of the Industrial Relations Act 1996 (NSW) and is not fit to perform the Employee's duties for three months from the time the Employee first became unfit for employment.

11.2 The Employer may terminate this agreement at any time without just cause upon nine months written notice by the Managing Director to the Employee.

11.3 The Employee may terminate this agreement upon two months written notice if the Employer breaches any of its material obligations under this contract, and has not rectified the breach within 30 days of notice of such breach, and shall be entitled to an amount equal to the balance of the salary and benefits due under the full term of the contract or seven months salary and benefits after the date of cessation of employment, whichever is the lesser.

11.4 The Employee may terminate this agreement for significant and serious personal or family reasons by providing the Managing Director with a minimum of four months' prior notice in writing.

11.5 The Employer agrees that the rules of natural justice shall apply in any termination of the Employee's contract by the Employer.

11.6 This agreement may be terminated at any time by mutual agreement of the parties.

11.7 The Employer may terminate this Agreement upon nine months written notice by the Managing director to the Employee if the Forecast Net Profit for 1997 is not met.

11.8 During any period of notice referred to in this clause 11, the Employee must perform his duties and responsibilities under this Agreement unless the Employer and Employee mutually agree on an alternative arrangement.

12.   What Happens After Termination of Employment

12.1 The Employer may set off any amounts the Employee owes the Employer against any amounts the Employer owes the Employee at the date of termination except for amounts the Employer is not entitled by law to set off.


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
12.2 The Employee must return all the Employer's property (including property leased by the Employer) to the Employer on termination including all written or machine readable material, software, computers, credit cards, keys and vehicles.

12.3 The Employee's obligations under the Confidentiality Agreement continue after termination except in respect of information that is part of the Employee's general skill and knowledge.

12.4 The Employee must not record any Confidential Information in any form after termination.

13.   Restraint on the Employee's Conduct

13.1 During the restraint period of 9 months after termination of the Employee's employment, the Employee must not in Australia:

      (a) solicit, canvass, approach or accept any approach from any person who was at any time during the Employee's last 12 months with the Employer a client of the Employer in that part or parts of the business carried on by the Employer in which the Employee was employed with a view to obtaining the custom of that person in a business that is the same or similar to the business conducted by the Employer; or

      (b) interfere with the relationship between the Employer and its customers, employees or suppliers; or

      (c) induce or assist in the inducement of any employee, consultant, customer, supplier or any other contractor of the Employer to leave their employment or terminate any contract.

13.2 The Employee acknowledges that each restriction specified in CLAUSE 13.1 is in the circumstances reasonable and necessary to protect the Employer's legitimate interests.

14.   Indemnity and Insurance

14.1 The Employer agrees to defend, save harmless and indemnify the Employee from any demands, claims, suits, actions or other proceedings which may be brought against him arising from the performance of his duties and for any cost, loss, damage or liability arising therefrom, including all legal fees and disbursements incurred in connection therewith.

14.2 During the term of this Agreement, and any subsequent renewal of this Agreement, the Employer will provide the Employee with cover under a Directors and Officers Liability Insurance Policy.

     Governing Law and Arbitration

This Agreement is governed by the law applicable in New South Wales. Any dispute may be decided by the Australian Commercial Disputes Centre or equivalent body.

16.   Cancellation of Previous Agreements

This agreement supersedes and takes the place of all prior oral or written agreements made between the parties, other than where relevant for the purposes of accruing long service leave and

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CONFIDENTIAL

other employee benefits, and any prior condition, warranty, indemnity or representation imposed, given or made by a party.

     Waiver

The failure of either party at any time to insist on performance of any provision of this Agreement is not a waiver of its right at any later time to insist on performance of that or any other provision of this Agreement, provided that the lack of notice does not prejudice the other party's ability to rectify its or his performance.

     Notices

Any notice which may be or is required to be given pursuant to this Agreement shall be sufficiently given if served personally upon the party for whom it is intended or if mailed by Certified Mail, in the case of the Employer, to it at its head office for the time being and in the case of the Employee, to him at his address as last shown on the books of the Employer. The date of receipt of such notice shall be deemed to be the date of delivery, if such notice is served personally, and five (5) days after the date of posting if sent by prepaid Certified Mail, except in the event of an actual or threatened postal disruption in which case all notices shall be delivered.

     Alteration

This Agreement (including its schedule) may only be altered by agreement in writing signed by each party.

     This Agreement is Confidential

The terms of this Agreement and any subsequent amendments are confidential and may not be disclosed by the Employee or the Employer other than in a non-personalised form to any other person or company, other than for the purpose of obtaining professional legal or accounting advice, or as may be required by law or Australian Stock Exchange listing or reporting requirements, without the written approval of both parties.

     General

21.1 Headings are for ease of reference only and do not affect the meaning of this Agreement.

21.2 In the event that any term of this agreement is inconsistent with or in violation of any provision of any law of NSW or Australia, it is hereby deemed to be amended to the extent required to avoid such inconsistency or illegality and, if any term of this agreement is thereby annulled, the remainder of this agreement shall remain in full force and effect.

21.3 Time shall be the essence of this Agreement.

21.4 This agreement shall endure to the benefit of and be binding upon the parties hereto and their respective successors and assigns of the Employer.

21.5 Schedules 1, 2 and 3 annexed to this Agreement are for all purposes an integral part of this Agreement.

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                        SCHEDULE 1 - TOTAL REMUNERATION

A remuneration package (inclusive of fringe benefits tax) to the value of $200,000 gross per annum.

Base salary:

Superannuation:

Car parking:

Home telephone rent:

The Employee's salary will be paid by equal fortnightly instalments each fortnight by electronic funds transfer or cheque commencing on the Effective Date or the execution date whichever is the later. Any amounts not paid from the Effective Date will be paid on execution of the contract.

The Employee's first and last instalments will be proportionate if necessary.

NON-RENEWAL OF AGREEMENT

The Employee will be entitled to six months compensation in the event the Company does not extend the Agreement on the renewal dates and clause 9.1(c) applies.

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                    SCHEDULE 2 -- BASIS FOR GRANT OF OPTIONS

Options to be granted by the Employer to the Employee on                 150,000
Effective Date or execution of this contract, whichever is the later:
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Options to be granted by the Employer to the Employee on 31               50,000
March 1998 if the Actual Net Profit for the year ended 31
December 1997 is equal to or exceeds the Forecast Net Profit for that period
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Options to be granted by the Employer to the Employee on 31               50,000
March 1999 if the Actual Net Profit for the year ended 31
December 1998 is equal to or exceeds the Forecast Net Profit for that period
--------------------------------------------------------------------------------
In this Schedule 2 references to the Actual Net Profit for a period are references to the operating profit before abnormal items and tax as set out in the Preliminary Final Report for that period lodged with the Australian Stock Exchange Limited.
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GRANT OF OPTIONS IF EMPLOYMENT IS TERMINATED
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1.1     The Employee will be entitled to the Options if the profit for the period is achieved if the Employee is employed at the date for achievement of the profit.
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1.2     If the  Employee's employment is terminated by the Employer before the
Employee is entitled to be granted any Options, then the Employer must consider a request made by the Employee within 14 days of the date the Employee is informed of the termination of the Employee's employment, to be granted Options early.
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1.3     When considering a request, the Employer must not act unfairly, harshly or unconscionably and take into account:

(a)     the circumstances of the Employee's termination;

(b) the length of time between the date of termination and the date the Employee would have otherwise been entitled to be granted Options had the Employee remained in the employment;

(c)     the interests of the shareholders of the Employer;

(d) the interests of other employees of the Employer who may become entitled to be granted Options;

(e) written submissions by the Employee provided within 14 days of the date the Employee is informed of the termination of the Employee's employment; and

(f)     any other matter which the Employer considers to be relevant.
--------------------------------------------------------------------------------
1.4 The Employee must answer the Employee's request for the early grant of Options within 30 days of receiving the request. The Employer is not required to give reasons for its answer.
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1.5     If the Employer approves the Employee's request then the Employee may be granted the Options upon termination.
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--------------------------------------------------------------------------------


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                  SCHEDULE 3 - TERMS AND CONDITIONS OF OPTIONS

The terms and conditions of the options are as follows:

     Entitlement

The Optionholder is entitled to subscribe for one fully paid ordinary share of $0.30 par value each in the capital of the Company for each Option held.

     Issue Price

No amount is payable on issue of the Options.

     Exercise Price

The exercise price of each Option is 30 cents.

     Option Period

Each Option may be exercised in whole or in part at any time prior to the Option Expiry Date set out below. Any Option that is not exercised will automatically expire on the Option Expiry Date.

     Transferability

The Options may not be transferred without the prior consent of the Company (which consent will not be unreasonably withheld) and only in accordance with the Articles of Association of the Company.

6.   Participation in Bonus Issues and Cash Issues

6.1 If the Company makes a bonus issue of shares or other securities convertible into ordinary shares pro rata to holders of ordinary shares (other than an issue in lieu of dividends or by way of dividend reinvestment pursuant to any shareholder election), the Optionholder will be entitled to participate in such issue, upon exercise of all or part of the Options on or before the books closing date for that issue, on the same basis as the holders of ordinary shares in the capital of the Company.

6.2 If the Company makes an offer to subscribe for cash of ordinary shares pro rata to the holders of ordinary shares the Optionholder will be entitled to participate in such offer, upon exercise of all or part of the Options on or before the books closing date for that offer, on the same basis as the holders of ordinary shares in the capital of the Company.

6.3 The Company must notify the Optionholder at least 12 business days before the books closing date for determining entitlements to an offer referred to in clauses 6.1 or 6.2 of:

(a)  the proposed terms of the issue of the offer; and

(b) the right to exercise his Options under clause 6.1 or 6.2 (as the case may be).

     Adjustments for bonus issues and cash issues

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CONFIDENTIAL

7.1 If the Company is listed on the Australian Stock Exchange and makes an offer for cash of ordinary shares pro rata to the holders of ordinary shares, the exercise price of each Option shall be reduced by the value of the theoretical rights entitlement per cum rights share ('E') provided that the exercise price of each Option shall not be reduced to less than the nominal value of the Company's ordinary shares, where E is calculated in accordance with the following formula:

        E = P - (S + D)
            -----------
               N + 1

        Where:

        E = theoretical value of the rights entitlement attached to each share (quoted cum rights).

        P = the weighted average market price of fully paid ordinary shares of the Company sold in the ordinary course of trading on the Australian Stock Exchange Limited during the five trading days after the announcement of the rights issue.

        S = subscription price (application money plus calls) for new shares

        D = any dividends due but not yet paid on existing shares which will not be payable in respect of new shares issued under the rights issue.

        N = number of cum rights shares required to be held to receive a right to one new share.

        No change will be made to the number of shares to which the Optionholder is entitled.

7.2 If the Company makes a bonus issue of shares or other securities convertible into ordinary shares pro rata to holders of ordinary shares (other than an issue in lieu of dividends or by way of dividend reinvestment pursuant to any shareholder election), the number of shares issued on exercise of each Option will include the number of bonus shares that would have been issued if the Option had been exercised prior to the books closing date for bonus shares. No change will be made to the exercise price.

        Reconstruction

In the event of a reconstruction (including consolidation, sub-division, reduction or return) of the issued capital of the Company, the number of Options or the exercise price of Options or both shall be reconstructed (as appropriate) in a manner which would not result in any benefits being conferred on the Optionholders which are not conferred on shareholders (subject to the provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the reconstruction of capital) but in all respects the terms for the exercise of Options shall remain unchanged.

        Ranking of shares allotted on exercise of Options

All shares allotted pursuant to the exercise of Options will, subject to the Memorandum and Articles of Association of the Company, rank in all respects (including rights relating to dividends) pari passu with the existing ordinary shares of the Company on issue at date of allotment.


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CONFIDENTIAL


Method of Exercise of Options

10.1 Options may be exercised by written notice to the Secretary of the Company. The exercise notice must specify the number of shares required to be allotted, which number must be a multiple of 1,000 if only part of the Options are exercised, or if the total number of Options held is less than 1,000, then the total of all Options held must be exercised. Options will be deemed to have been exercised on the date that the application lodged with the Secretary of the Company.

10.2 The Optionholder must pay the exercise price in full to the Company on the date of the exercise of the Options.

10.3 The exercise of less than all of the Optionholder's Options will not prevent the Optionholder from exercising an Option in respect of the whole or any part of the balance of the entitlement under his remaining Options.

10.4 On exercise of the Options the Optionholder must surrender his Option certificate to the Company in respect of those Options being exercised.

10.5 If the Optionholder exercises less than the total number of Options then registered in his name:

(a) the Optionholder must surrender his Option certificate to the Company; and

(b) the Company must cancel that Option certificate and issue to the holder a new Option certificate in respect of the Optionholder's unexercised Options.

10.6 Within 10 days of receipt of the application for the exercise of Options and payment by the Optionholder of the exercise price of such Options, the Company must issue and allot to the Optionholder the number of fully paid ordinary shares in the capital of the Company specified in the application.

10.7 If the Company is listed on the Australian Stock Exchange then it will as soon as practicable after issue make application for the shares issued upon exercise of Options by the Optionholder to be granted official quotation on the Australian Stock Exchange. The Options are not to be listed on the ASX.

     Option Expiry Date

The Option Expiry Date is the earlier of the day 90 days after the termination of the Optionholder's employment with the Company or 31 March 2001 whichever is the earlier.

CONFIDENTIAL

IN WITNESS WHEREOF the party of the first part has affixed its corporate seal, duly attested to by the signatures of its proper signing officers in that behalf and the party of the second part has affixed his signature the day and year first above written.

Signed for and on behalf of CiT CARDS    )
(AUSTRALIA) LIMITED BY                   )

in the presence of                       )


                                          /s/ [Signature Illegible]
                                          -------------------------

Signature of Witness  /s/ A.S. DAWSON
                    ---------------------
               A.S. DAWSON.
             ----------------------------
Name of Witness (print)
                       ------------------


-------------------------------------------------------------------------------
SIGNED SEALED and DELIVERED by          )
JOHN WEIHEN in the presence of          )    /s/ M. A. WHITE
                                        )    -------------------------
-------------------------------------------------------------------------------

Signature of witness                       M. A. White


Name of witness (print)                    MARINA ANN WHITE

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